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                                                                     EXHIBIT 5.1


                     [SIMPSON THACHER & BARTLETT LETTERHEAD]





                                          June 6, 2002


K. Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey  07701

Ladies and Gentlemen:

      We have acted as counsel to K. Hovnanian Enterprises, Inc., a New Jersey corporation (the "Company"), and to Hovnanian Enterprises, Inc., a Delaware corporation ("Hovnanian"), and certain subsidiaries of Hovnanian (together with Hovnanian, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of
(1) $100,000,000 aggregate principal amount of 8.000% Senior Notes due 2012 (the "Senior Exchange Securities") and the issuance by the Guarantors of guarantees (the "Senior Guarantees"), with respect to the Senior Exchange Securities and
(2) $150,000,000 aggregate principal amount of 8.875% Senior Subordinated Notes due 2012 (the "Subordinated Exchange Securities") and the issuance by the Guarantors of guarantees (the "Subordinated Guarantees"), with respect to the Subordinated Exchange Securities. The Senior Exchange Securities and the Senior Guarantees will be issued under an indenture (the "Senior Indenture") dated as of March 26, 2002, among the Company, the Guarantors and Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee (the "Senior Trustee"). The Subordinated Exchange Securities and the Subordinated Guarantees will be issued under an

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indenture (the "Subordinated Indenture") dated as of March 26, 2002, among the
Company, the Guarantors and Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee (the "Subordinated Trustee"). The Senior Exchange Securities will be offered by the Company in exchange for $100,000,000 aggregate principal amount of its outstanding 8.000% Senior Notes due 2012 (the "Senior Securities") and the Subordinated Exchange Securities will be offered by the Company in exchange for $150,000,000 aggregate principal amount of its outstanding 8.875% Senior Subordinated Notes due 2012 (the "Subordinated Securities").

      We have examined the Registration Statement and the Senior Indenture and the Subordinated Indenture, both of which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

      In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Senior Indenture is the valid and legally binding obligation of the Senior Trustee and that the Subordinated Indenture is the valid and legally binding obligation of the Subordinated Trustee. We have assumed further that (1) the Company and the Guarantors have duly authorized, executed and delivered each of the Senior Indenture and the Subordinated

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Indenture and (2) execution, delivery and performance by the Company and the
Guarantors of (a) the Senior Indenture and the Senior Securities and the Senior Guarantees do not and will not violate the laws of the State of New Jersey or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (b) the Subordinated Indenture and the Subordinated Securities and the Subordinated Guarantees do not and will not violate the laws of the State of New Jersey or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

      Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

      1. When the Senior Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture upon the exchange, the Senior Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

      2. When (1) the Senior Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture upon the exchange and (2) the Senior Guarantees have been duly issued, the Senior Guarantees will constitute valid and legally binding obligations of the Senior Guarantors enforceable against the Senior Guarantors in accordance with their terms.

      3. When the Subordinated Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Subordinated Indenture upon the exchange, the Subordinated Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

      4. When (1) the Subordinated Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Subordinated Indenture upon the exchange and (2) the Subordinated Guarantees have been duly issued, the Subordinated Guarantees will constitute valid and legally binding obligations of the Subordinated Guarantors enforceable against the Subordinated Guarantors in accordance with their terms.

      Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

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creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

      We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,


                                          /s/ Simpson Thacher & Bartlett

                                          SIMPSON THACHER & BARTLETT